Exhibit 10.8

Summary of Directors Ongoing Compensation

As of June 30, 2019 our non-executive officer directors receive cash compensation as follows:

●	Annual compensation of $15,000;

●	Meeting participation fee of $935 per in-person meeting; and

●	For meeting participation by telephone, $435 per meeting.

If the compensation is paid in New Israeli Shekels (“NIS”), the exchange rate of the directors’ fees used to calculate the fees will be not less then $4.25 per NIS.

The directors are also entitled to two and a half percent (2.5%) from amounts received by us from non diluting funding and strategic deals, as determined by the Board of Directors and/or the Compensation Committee.